Exhibit 99.1

    IRON MOUNTAIN INCORPORATED REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

    * Total Revenues are $512 Million, Up 15%
    * Operating Income is $97 Million
    * Net Income is $0.19 per Diluted Share

    BOSTON, July 28 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE:
IRM), the world's trusted partner for records management and data protection services, today announced its financial results for the quarter ended June 30, 2005, reporting higher revenues, operating income and OIBDA. Net income for the quarter was $0.19 per diluted share.

    Iron Mountain's total consolidated revenues for the quarter ended June 30, 2005 grew to $512 million, an increase of 15% compared to the quarter ended June 30, 2004. For the quarter, storage revenues grew 14% and service revenues grew 16% compared to the same period in 2004. Storage revenues, which are considered a key performance indicator for the records management and data protection services industry, are largely recurring since customers typically retain their records for many years. This marks the 66th consecutive quarter for which the Company has reported increased storage revenues.

    For the second quarter of 2005, the storage and service revenue internal growth rates were 9% and 6%, respectively, yielding a total internal revenue growth rate of 8%. The total core storage and services revenue internal growth rate was 8% for the quarter.

    Richard Reese, the Company's Chairman and CEO, stated, "Iron Mountain posted excellent results in the second quarter as we surpassed all of our financial targets. Internal revenue growth was strong and margins exceeded our expectations. Storage internal growth came in at the high end of our range and we saw improvement in our service internal growth rates. We won a major piece of business for our Digital Archive service that will generate meaningful service revenues in the second half of 2005 and recurring storage revenues for the next several years. As a result, we now expect our digital business to breakeven for 2005." Reese continued, "Based on the strength of our first half performance, we are increasing our guidance for the balance of 2005."

    Operating income before depreciation and amortization ("OIBDA") was $141 million, or 27.6% of revenues, for the quarter ended June 30, 2005 compared to $127 million, or 28.6% of revenues, for the quarter ended June 30, 2004. See Appendix A at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.

    Operating income for the second quarter of 2005 was $97 million, or 19% of revenues, compared to $87 million, or 20% of revenues, for the same period in 2004. Net income for the quarter was $25 million, or $0.19 per diluted share, up 11% compared to $23 million, or $0.17 per diluted share, for the same period in 2004. All per share amounts have been adjusted to reflect the three-for-two stock split, effected in the form of a dividend, paid on June 30, 2004.

    Included in net income for the second quarter of 2005 is $5 million, or $0.02 per diluted share, of other expense, net comprised primarily of foreign currency related net losses due to the weakening of the British Pound Sterling and the Euro since March 31, 2005. The comparable number for the second quarter of 2004 is also $5 million, or $0.02 per diluted share, of other expense, net comprised almost entirely of foreign currency related net losses.

    For the six months ended June 30, 2005, the Company reported total consolidated revenues of $1.01 billion, an increase of 15%, with storage revenues growing at 14% and service revenues growing at 16% compared to the prior year. For the first half of the year, storage and service revenue internal growth rates were 9% and 5%, respectively, yielding a total internal revenue growth rate of 7%.

    OIBDA was $277 million, or 27.3% of revenues, for the six months ended June 30, 2005 compared to $250 million, or 28.5% of revenues, for the six months ended June 30, 2004.

    Operating income for the first half of 2005 was $188 million, or 19% of revenues, compared to $173 million, or 20% of revenues, for 2004. Net income was $48 million, or $0.37 per diluted share, for the first six-months of 2005, compared to $46 million, or $0.35 per diluted share, for the comparable period in 2004.

    Included in net income for the six months ended June 30, 2005, is $10 million, or $0.04 per diluted share, of other expense, net comprised almost exclusively of foreign currency related net losses, due primarily to the weakening of the British Pound Sterling, the Euro and the Canadian Dollar. Included in net income for the six months ended June 30, 2004, is $7 million, or $0.03 per diluted share, of other expense, net comprised primarily of $5 million of foreign currency related net losses, due primarily to the weakening of the Canadian Dollar and $2 million of charges for the early extinguishment of debt related to the Company's 2004 refinancing activities.

    In line with its strategy, Iron Mountain made selected acquisitions, opportunistically buying attractive businesses that provide a strong platform for future growth by expanding the Company's geographic footprint and information management product offerings and enhancing its existing operations. In 2005, the Company has completed seven acquisitions, including five shredding businesses, for approximately $21 million in cash and the purchase of minority interests in two of our Latin American subsidiaries for total consideration of approximately $19 million in cash.

    Financial Performance Outlook
    The following statements are based on current expectations and do not include the potential impact of any future acquisitions. These statements are forward-looking, and actual results may differ materially. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information (dollars in millions):

                                                     Full Year Ending December 31, 2005
                                               ---------------------------------------------
                           Quarter Ending
                         September 30, 2005           Previous                Current
                       ---------------------   ---------------------   ---------------------
                          Low         High        Low         High        Low         High
                       ---------   ---------   ---------   ---------   ---------   ---------
Revenues               $     512   $     522   $   1,980   $   2,030   $   2,020   $   2,045
Operating Income              94          99         350         360         360         375
Depreciation &
 Amortization                            ~46         180         185         180         185

Capital Expenditures                                 220         250         250         275

    Iron Mountain's conference call to discuss the second quarter 2005 financial results will be held today at 11:00 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its website at http://www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the website and available for real-time viewing. The slide presentation and replays of the conference call will be available on the website for future reference.

    About Iron Mountain
    Iron Mountain Incorporated is the world's trusted partner for outsourced records management and data protection services. Founded in 1951, the Company has grown to service more than 235,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services, and consulting -- services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit http://www.ironmountain.com.

    Certain Important Factors
    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our third quarter and full year 2005 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, objectives, plans or current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to:
(i) changes in customer preferences and demand for the Company's services; (ii) changes in the price for the Company's services relative to the cost of providing such services; (iii) in the various digital businesses in which the Company is engaged, capital and technical requirements will be beyond the Company's means, markets for the Company's services will be less robust than anticipated, or competition will be more intense than anticipated; (iv) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (v) the cost and availability of financing for contemplated growth; (vi) business partners upon which the Company depends for technical assistance or management and acquisition expertise outside the United States will not perform as anticipated; (vii) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; and (viii) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated. Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    NOTE: Condensed Consolidated Financial Statements of Iron Mountain Incorporated follow.

                           Iron Mountain Incorporated
                 Condensed Consolidated Statements of Operations
                  (Amounts in Thousands except Per Share Data)
                                   (Unaudited)

                                          Three Months Ended               Six Months Ended
                                                June 30,                      June 30,
                                      ----------------------------   ----------------------------
                                          2004            2005           2004            2005
                                      ------------    ------------   ------------    ------------
Revenues:
 Storage                              $    255,770    $    291,666   $    504,365    $    577,021
 Service and
  Storage Material
  Sales                                    189,640         220,256        374,967         436,307

  Total Revenues                           445,410         511,922        879,332       1,013,328

Operating Expenses:
 Cost of Sales
  (Excluding
  Depreciation)                            200,827         228,088        399,137         458,716
 Selling, General
  and Administrative                       118,488         141,313        230,948         276,653
 Depreciation and
  Amortization                              40,363          44,745         77,643          89,291
 (Gain) Loss on
  Disposal / Writedown
  of Property, Plant and
  Equipment, Net                            (1,134)          1,083         (1,014)            865

  Total Operating
   Expenses                                358,544         415,229        706,714         825,525

Operating Income                            86,866          96,693        172,618         187,803

Interest Expense, Net                       42,659          47,222         86,118          93,028
Other Expense, Net                           4,945           4,946          7,215           9,609

  Income Before
   Provision for
   Income Taxes and
   Minority Interest                        39,262          44,525         79,285          85,166

Provision for
 Income Taxes                               15,825          18,866         32,375          36,102
Minority Interest
 in Earnings of
 Subsidiaries                                  580             249          1,056             705

  Net Income                          $     22,857    $     25,410   $     45,854    $     48,359

Net Income Per
 Share - Basic                        $       0.18    $       0.19   $       0.36    $       0.37
Net Income Per
 Share - Diluted                      $       0.17    $       0.19   $       0.35    $       0.37

Weighted Average
 Common Shares
 Outstanding - Basic                       128,956         130,474        128,757         130,228
Weighted Average
 Common Shares
 Outstanding - Diluted                     131,036         131,470        130,901         131,494

Operating Income
 before Depreciation
 and Amortization                     $    127,229    $    141,438   $    250,261    $    277,094

                           Iron Mountain Incorporated
                      Condensed Consolidated Balance Sheets
                             (Amounts in Thousands)
                                   (Unaudited)

                                                December 31,     June 30,
                                                    2004           2005
                                                ------------   ------------
ASSETS

 Current Assets:
  Cash and Cash Equivalents                     $     31,942   $     29,517
  Accounts Receivable (less allowances
   of $13,886 and $13,162, respectively)             354,434        375,839
  Other Current Assets                               114,778        105,942
   Total Current Assets                              501,154        511,298

 Property, Plant and Equipment:
  Property, Plant and Equipment at Cost            2,266,839      2,404,327
  Less: Accumulated Depreciation                    (617,043)      (695,941)
   Property, Plant and Equipment, net              1,649,796      1,708,386

 Other Assets:
  Goodwill, net                                    2,040,217      2,061,258
  Other Non-current Assets, net                      251,220        259,513
   Total Other Assets                              2,291,437      2,320,771

   Total Assets                                 $  4,442,387   $  4,540,455

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities:
  Current Portion of Long-term Debt             $     39,435   $     23,566
  Other Current Liabilities                          476,028        522,412
   Total Current Liabilities                         515,463        545,978

 Long-term Debt, Net of Current Portion            2,438,587      2,406,196
 Other Long-term Liabilities                         256,724        292,123

 Minority Interests                                   13,045          5,288

 Stockholders' Equity                              1,218,568      1,290,870

   Total Liabilities and Stockholders' Equity   $  4,442,387   $  4,540,455

    APPENDIX A

    Operating Income Before Depreciation and Amortization
    The Company uses Operating Income Before Depreciation and Amortization ("OIBDA"), an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. As such, the Company believes OIBDA provides current and potential investors with relevant and useful information regarding its ability to grow revenues faster than operating expenses. Additionally, the Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).

    Following is a reconciliation of operating income before depreciation and amortization to operating income and net income (in millions):

                                  Three Months Ended    Six Months Ended
                                       June 30,              June 30,
                                 -------------------   -------------------
                                   2004       2005       2004       2005
                                 --------   --------   --------   --------
OIBDA
 (Operating Income
  Before Depreciation
  and Amortization) (1)          $    127   $    141   $    250   $    277
Less: Depreciation
 and Amortization                      40         45         78         89

Operating Income (1)             $     87   $     97   $    173   $    188

Less: Interest Expense,
       net                             43         47         86         93
      Other Expense, net                5          5          7         10
      Provision for
       Income Taxes                    16         19         32         36
      Minority Interest                 1         --          1          1

Net Income (1)                   $     23   $     25   $     46   $     48

Major Components of
 Other Expense, net:
 Foreign Exchange Effects        $      5   $      5   $      5   $     10
 Debt Extinguishment
  Charges                        $     --   $     --   $      2   $     --

(1)  Columns may not foot due to rounding.

    Contact:   Stephen P. Golden
               Director of Investor Relations
               (617) 535-4799